     As filed with the Securities and Exchange Commission on June 22, 2007

                                                   Registration No. 333-______
================================================================================
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ----------------------

                                   FORM S-3
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                            ----------------------

                            ZOLTEK COMPANIES, INC.
            (Exact name of registrant as specified in its charter)

                                   MISSOURI
                        (State or other jurisdiction of
                        incorporation or organization)

                                  43-1311101
                               (I.R.S. Employer
                              Identification No.)

                              3101 MCKELVEY ROAD
                           ST. LOUIS, MISSOURI 63044
                           TELEPHONE: (314) 291-5110
                           FACSIMILE: (314) 291-8536
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  ZSOLT RUMY
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                            ZOLTEK COMPANIES, INC.
                              3101 MCKELVEY ROAD
                           ST. LOUIS, MISSOURI 63044
                           TELEPHONE: (314) 291-5110
                           FACSIMILE: (314) 291-8536
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                            ----------------------

                        Copy of all correspondence to:
                             THOMAS A. LITZ, ESQ.
                          ANDREW J. KLINGHAMMER, ESQ.
                              THOMPSON COBURN LLP
                              ONE U.S. BANK PLAZA
                           ST. LOUIS, MISSOURI 63101
                           TELEPHONE: (314) 552-6000
                           FACSIMILE: (314) 552-7000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this registration statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

         If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of Securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

                                               CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                                      PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF SECURITIES           AMOUNT TO BE            AGGREGATE
              TO BE REGISTERED                    REGISTERED         OFFERING PRICE (1)       AMOUNT OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Debt Securities (2)
Common Stock (2)
Preferred Stock (2)                              $320,000,000           $320,000,000                  $9,824.00
Warrants (2)(3)
Units (4)
-------------------------------------------------------------------------------------------------------------------------

Common Stock (5)                                  $30,000,000            $30,000,000                    $921.00

-------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2) Includes such indeterminate number of shares of common stock, preferred stock or amount of debt securities as may be issued upon conversion of or exchange for any debt securities or preferred stock that provide for conversion into or exchange for other securities. No separate consideration will be received for the common stock, preferred stock or amount of debt securities issuable upon such conversion or exchange. Also includes such indeterminate number of shares of common stock, preferred stock or other securities of registrant to be issuable by registrant upon settlement of warrants.
(3) The warrants may be combined with common stock, preferred stock or debt securities registered under this registration statement and sold as units.
(4) Each unit may consist of any combination of two or more of the other classes of securities registered hereby.
(5) Includes an indeterminate number of shares of common stock as may, from time to time, be sold at indeterminate prices, with an aggregate initial offering price not to exceed $30,000,000 by the selling shareholders named in this registration statement.

                        -------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We and the selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling shareholders are soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                  Subject to Completion, Dated June 22, 2007


PROSPECTUS                       $350,000,000

                                 [ZOLTEK logo]


                            ZOLTEK COMPANIES, INC.


                                DEBT SECURITIES
                                 COMMON STOCK
                                PREFERRED STOCK
                                   WARRANTS
                                    UNITS

      We may offer and sell from time to time up to $320,000,000 of debt securities, common stock, preferred stock, warrants or units consisting of any two or more of such classes of securities. The selling shareholders named in this prospectus may offer and sell from time to time shares of our common stock with an aggregate initial offering price of up to $30,000,000.

      We may offer the securities and the selling shareholders may offer the common stock under specific terms to be set forth in supplements to this prospectus for each offering of securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Any statement contained in this prospectus is deemed modified or superseded by any inconsistent statement contained in an accompanying prospectus supplement.

      Our common stock is listed on the Nasdaq Global Market under the symbol "ZOLT."

      We may offer the securities and the selling shareholders may offer the common stock through underwriters or dealers or directly to purchasers. See "Plan of Distribution."

      INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS AND IN THE APPLICABLE PROSPECTUS SUPPLEMENT BEFORE INVESTING IN ANY SECURITIES.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this prospectus is          , 2007

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----

ABOUT THIS PROSPECTUS......................................................i
THE COMPANY................................................................2
RISK FACTORS...............................................................3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..........................7
PRICE RANGE OF OUR COMMON STOCK............................................7
DIVIDEND POLICY............................................................8
USE OF PROCEEDS............................................................8
RATIO OF EARNINGS AVAILABLE TO COVER FIXED CHARGES.........................8
DESCRIPTION OF CAPITAL STOCK...............................................9
DESCRIPTION OF WARRANTS...................................................10
DESCRIPTION OF DEBT SECURITIES............................................11
DESCRIPTION OF UNITS......................................................17
SELLING SHAREHOLDERS......................................................17
PLAN OF DISTRIBUTION......................................................19
LEGAL MATTERS.............................................................19
CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM...................20
EXPERTS...................................................................20
WHERE YOU CAN FIND MORE INFORMATION.......................................20
INCORPORATION BY REFERENCE................................................20


                             ABOUT THIS PROSPECTUS

      You should rely only on the information contained or incorporated by reference in this prospectus. We and the selling shareholders have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus.

      You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the "SEC," utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total amount of $320,000,000. In addition, under this shelf process, the selling shareholders named in this prospectus may sell from time to time shares of common stock with an aggregate initial offering price of $30,000,000.

      This prospectus provides you with a general description of the securities we and the selling shareholders may offer. Each time we or the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We will file each prospectus supplement with the SEC. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" below.

                                  THE COMPANY

      We are an applied technology and advanced materials company. Our primary focus and mission are to lead the commercialization of carbon fibers as a price-competitive high-performance reinforcement for composites used as the primary building material in everyday commercial products. In addition to carbon fibers, we manufacture and market an intermediate product, stabilized and oxidized acrylic fiber, which is used in flame and heat-resistant applications. We sell our carbon fibers under the PANEX(R) trade name and our heat-resistant fibers under the PYRON(R) trade name. We also provide composite design and engineering for development of applications for carbon fiber reinforced composites.

      We have manufacturing plants in Abilene, Texas, Nyergesujfalu, Hungary and St. Charles, Missouri. Our Abilene, Texas facility is our major U.S. carbon fiber manufacturing facility with continuous carbonization lines and auxiliary processing capabilities. Our plant in Hungary is our major international carbon fiber manufacturing facility with continuous carbonization lines and produces intermediate oxidized fibers, carbon fiber textile products and acrylic fiber precursor. Our St. Charles, Missouri facility is primarily dedicated to production of technical fibers for aircraft brake and other friction applications. We also have a facility in Salt Lake City, Utah where we produce resin pre-impregnated carbon fibers (prepegs). In addition, our subsidiary, Entec Composite Machines, designs and builds composite manufacturing equipment and markets the equipment along with manufacturing technology and materials.

      We are incorporated in Missouri, and our principal executive offices are located at 3101 McKelvey Road, St. Louis, Missouri 63044. Our telephone number is (314) 291-5110 and our website address is www.zoltek.com. Information contained in, or accessible through, our website does not constitute part of this prospectus.

      Unless the context requires otherwise, the terms "Zoltek," "Company," "we," "our" and "us" refer to Zoltek Companies, Inc. and its consolidated subsidiaries.

                                 RISK FACTORS

      The following are risk factors that could affect our business, financial results and results of operations. These risk factors should be considered in connection with evaluating the forward-looking statements and information contained or incorporated by reference in this prospectus because these factors could cause the actual results and conditions to differ materially from those projected in forward-looking statements. Before you buy our securities, you should know that making such an investment involves a high degree of risk, including the risks described below. The risks that we have highlighted here and in any prospectus supplement are not the only ones that we face. If any of the risks actually occur, our business, financial condition, results of operations or cash flows could be negatively affected. In that case, the trading price or value of our securities could decline, and you may lose all or part of your investment.

RISKS RELATING TO OUR COMPANY

WE HAVE REPORTED NET LOSSES FOR FISCAL YEAR 2006 AND EACH OF THE FOUR FISCAL YEARS PRECEDING IT AND FOR THE SIX MONTHS ENDED MARCH 31, 2007 AND WE MAY NOT REPORT NET INCOME IN THE FUTURE.

      We have reported losses from continuing operations of $7.1 million, $12.3 million, $17.1 million, $38.2 million and $65.8 million in fiscal years 2002, 2003, 2004, 2005 and 2006, respectively. For the six months ended March 31, 2007, we reported losses from continuing operations of $5.7 million. These net losses were attributable to, among other things, adverse market conditions and excess capacities and inventories that we maintained in prior years in anticipation of greater sales volumes, $22.8 million of litigation charges that we recorded in fiscal year 2006 relating to a judgment that we are appealing and non-cash charges related to the mark to market of derivatives of $4.9 million, $16.6 million and $29.3 million in fiscal 2004, 2005 and 2006, respectively. There is no guarantee that we will report net income in the future.

WE HAVE EXPERIENCED NEGATIVE CASH FLOWS FROM OPERATIONS FOR EACH OF THE FOUR FISCAL YEARS PRIOR TO FISCAL 2006 AND MAY EXPERIENCE NEGATIVE CASH FLOWS IN THE FUTURE, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO FUND OUR OPERATIONS.

      We have reported negative cash flows from continuing operations of $2.9 million, $2.3 million, $8.1 million and $7.6 million in fiscal years 2002, 2003, 2004 and 2005, respectively. These negative cash flows from operations were attributable to, among other things, adverse market conditions and excess capacities and inventories that we maintained in prior years in anticipation of greater sales volumes. We have relied on equity financing and borrowings to finance our business over the past five fiscal years. We intend to primarily fund our continuing operations in the near term from internally generated funds, borrowings and sales of equity. Such additional funding may not be available on favorable terms or at all, and our history of negative cash flows from operations may adversely affect our ability to borrow funds in the future. If adequate funds are not otherwise available, we may be forced to curtail operations and/or development activities significantly, or seek other sources of capital, including asset sales. Although we reported positive cash flows of $3.3 million from continuing operations for fiscal year 2006 and $4.0 million for the six months ended March 31, 2007, our cash flows during these periods have not been sufficient to meet our capital expenditure requirements.

OUR OPERATIONS AND SALES IN FOREIGN COUNTRIES ARE SUBJECT TO RISKS.

      For the six months ended March 31, 2007, approximately 62% of our revenues were generated by our operations in Hungary. Our operations in Hungary and our sales in other foreign countries are subject to risks associated with foreign operations and markets generally, including the fact that our senior management is resident in the United States, foreign currency fluctuations, unexpected changes in regulatory, economic or political conditions, tariffs and other trade barriers, longer payment cycles for accounts receivable, potentially adverse tax consequences, restrictions on repatriation of earnings and the burdens of complying with a wide variety of foreign laws. These factors could have a material adverse effect upon our future revenues and business, results of operations, financial condition and cash flows.

OUR OPERATING RESULTS HAVE BEEN ADVERSELY AFFECTED BY DIFFICULTIES IN OPERATING OUR CARBON FIBERS PLANT IN ABILENE, TEXAS.

      Demand for our carbon fibers from existing and potential new customers exceeds our current capacity. In order to meet this demand, in fiscal 2005 we restarted carbon fiber production at our carbon fiber manufacturing facility in Abilene, Texas, which had been temporarily idled for several years. We have experienced difficulties in achieving targeted production levels at our Abilene facility. As a result, we have not been able to convert all of our capacity at that facility into sales despite strong demand for our products. The difficulties were due in large part to the inability to recruit and train qualified workers and managers at the plant. We may not be able to supply anticipated demand unless we are able to achieve targeted production levels at our Abilene facility.

OUR ABILITY TO FUND AND MANAGE OUR ANTICIPATED GROWTH WILL AFFECT OUR OPERATING RESULTS.

      The growth in our business has placed, and is expected to continue to place, a significant strain on our management and operations. In order to effectively manage potential long-term growth, we must add to our carbon fiber manufacturing capacity, have access to adequate financial resources to fund significant capital expenditures and maintain gross profit margins. We must also pursue a growth strategy and continue to strengthen our operations, including our financial and management information systems, and expanding, training and managing our employee workforce. There can be no assurance that we will be able to do so effectively or on a timely basis. Failure to do so could have a material adverse effect upon our future revenues and business, results of operations, financial condition and cash flows.

OUR OPERATIONS ARE DEPENDENT UPON OUR SENIOR MANAGEMENT AND TECHNICAL
PERSONNEL.

      Our future operating results depend upon the continued service of our senior management, including Zsolt Rumy, our Chief Executive Officer, President and Chairman of the Board, and our technical personnel, none of whom are bound by an employment agreement. Our future success will depend upon our continuing ability to attract and retain highly qualified managerial and technical personnel. Competition for such personnel is intense, and there can be no assurance that we will retain our key managerial and technical employees or that we will be successful in attracting, assimilating or retaining other highly qualified personnel in the future.

ONGOING LITIGATION IN WHICH WE ARE INVOLVED COULD RESULT IN OUR HAVING TO PAY SUBSTANTIAL DAMAGES AND ADVERSELY AFFECT OUR OPERATING RESULTS.

      We are party to various legal actions, the outcome of which could affect our operating results.

      Structural Polymer Group Limited and its subsidiary, Structural Polymer Systems, Limited (collectively, "SP Systems"), filed an action in February 2005 against our Zoltek Corporation subsidiary in the U.S. District Court for the Eastern District of Missouri alleging that we breached a Supply Agreement relating to our carbon fiber product known as Panex 33. In November 2006, the jury in the case rendered verdicts against our Zoltek Corporation subsidiary in the aggregate amount of $36.0 million. On April 12, 2007, the Court granted our motion to reduce the judgment from $36.0 million to $21.1 million, concluding that the jury's award of damages on the two separate counts brought by the plaintiffs was duplicative. The Court issued an order setting the amount of an appeal bond at $23.5 million in order to stay the execution of the amended judgment pending the Company's appeal and denied the Company's post-trial motions for a new trial and for a judgment in its favor as a matter of law. We posted the appeal bond in April 2007. We are appealing the judgment to the U.S. Court of Appeals for the 8th Circuit seeking reduction or reversal of the judgment or a new trial.

      In September 2004, we were named a defendant in a civil action filed by an investment banking firm that we retained to secure equity financing for our company, alleging that we breached our obligations under the agreement signed by the parties. The investment banking firm alleges that it is owed a commission from an equity investment that we obtained from a different source. We have asserted various defenses, including that the investment banking firm breached the agreement by not performing reasonable efforts to obtain financing for us and that, as a result, no placement fee is owed. A decision granting summary judgment against us was entered in April 2005 and a trial on damages took place in December 2005, after which a judgment was filed in May 2006 against us in the amount of $4.1 million in cash and we were ordered to issue warrants to purchase 122,888 shares of common stock at various prices. We are vigorously defending this matter, and we have filed counterclaims and an appeal. We have recorded an accrual of $0.5 million in respect of the possible liability in this matter. The maximum exposure to us is uncertain due to various factors, including fluctuations in our stock price, which will determine the value of the warrants that we may become obligated to issue if we are unsuccessful in our appeal.

      We have recorded an aggregate accrual of $20.6 million related to our potential obligations under the litigation matters described above. Our reserves may not be adequate to cover such obligations and we may satisfy any additional obligations with a portion of the proceeds from the offering of securities, to the extent necessary. The ultimate outcome of these actions and other pending litigation and the estimates of the potential future impact on our operating results, financial condition and cash flows for these proceedings could have a material adverse effect on our business. In addition, we will incur additional legal costs in connection with pursuing and defending such actions.

OUR ABILITY TO RAISE CAPITAL TO FUND OUR EXPANSION PROGRAM MAY BE LIMITED BY OUR OBLIGATIONS UNDER AN APPEAL BOND.

      In April 2007, we posted an appeal bond of approximately $23.5 million in connection with our appeal of the SP Systems litigation. While we have secured funding and financing commitments for the bond, we have used certain funding sources which we expected to utilize to fund our carbon fiber expansion program. Accordingly, we need to seek alternative sources of funding for our expansion program and such funding may be at a cost or in an amount that may limit our ability to meet the expansion program's goals or may not be available at all.

OUR OPERATING RESULTS MAY FLUCTUATE.

      Our quarterly results of operations may fluctuate as a result of a number of factors, including the timing of purchase orders for and shipments of our products, our ability to successfully operate our expanding production capacity and changes in production levels. Therefore, quarter-to-quarter comparisons of results of operations have been and will be impacted by the timing of such orders and shipments. In addition, our operating results could be adversely affected by these factors, among others, such as variations in the mix of product sales, price changes in response to competitive factors and interruptions in plant operations.

DEVELOPMENTS BY COMPETITORS MAY REDUCE DEMAND FOR OUR PRODUCTS AND TECHNOLOGIES, WHICH MAY ADVERSELY AFFECT OUR SALES.

      We compete with various other participants in the advanced materials and textile fibers markets. Many of these entities have substantially greater research and development, manufacturing, marketing, financial and managerial resources than we do. In addition, existing carbon fiber producers may refocus their activities to compete more directly with us. Developments by existing or future competitors may render our products or technologies less competitive. In addition, we may not be able to keep pace with new technological developments. Our customers could decide to vertically integrate their operations and perform some or all of the functions currently performed by us.

A LIMITED NUMBER OF CUSTOMERS GENERATE A SIGNIFICANT PORTION OF OUR REVENUE.

      For the six months ended March 31, 2007, four customers accounted for approximately 64% of our revenue and our largest customer represented approximately 31% of our revenue. We anticipate that significant customer concentration will continue for the foreseeable future, although the companies which constitute our largest customers may change from period to period. The loss of, or significant reduction in the purchases by, these customers or any other significant customers could have a material adverse effect upon our future revenues and business, results of operations, financial condition and cash flows.

FAILURE TO KEEP PACE WITH TECHNOLOGICAL DEVELOPMENTS MAY ADVERSELY AFFECT OUR OPERATIONS.

      We are engaged in an industry which will be affected by future technological developments. The introduction of products or processes utilizing new technologies could render existing products or processes obsolete or unmarketable. Our success will depend upon our ability to develop and introduce on a timely and cost-effective basis new products, processes and applications that keep pace with technological developments and address increasingly sophisticated customer requirements. We may not be successful in identifying, developing and marketing new products, applications and processes and product or process enhancements. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of product or process enhancements or new products, applications or processes. Our products, applications or processes may not adequately meet the requirements of the marketplace and achieve market acceptance. Our future revenues and business, operations, financial condition and cash flows could be materially and adversely affected if we were to incur delays in developing new products, applications or processes or product or process enhancements or if they were to not gain market acceptance.

THE PRICE VOLATILITY OF MANY OF OUR RAW MATERIALS AND RISING ENERGY COSTS MAY RESULT IN INCREASED PRODUCTION COSTS, WHICH WE MAY NOT BE ABLE TO PASS ON TO OUR CUSTOMERS.

      A substantial portion of our raw materials are subject to price volatility and a significant portion of our costs are energy costs. While we frequently enter into raw material supply agreements, as is the general practice in our industry, these agreements typically provide for formula-based pricing. Therefore, our supply agreements provide only limited protection against price volatility. We may not always be able to promptly raise product prices and, ultimately, pass on underlying cost increases to our customers. In addition, our competitors may be able to obtain raw materials at a lower cost than we can. Additional raw material and energy cost increases that we are not able to pass on to customers or the loss of a large number of customers to competitors as a result of price increases could have a material adverse effect on our future revenues and business, results of operations, financial condition and cash flows.

WE COULD BE ADVERSELY AFFECTED BY ENVIRONMENTAL AND SAFETY REQUIREMENTS.

      Our operations require the handling, use, storage and disposal of certain regulated materials and wastes. As a result, we are subject to various laws and regulations pertaining to pollution and protection of the environment, health and safety. These requirements govern, among other things, emissions to air, discharge to waters and the generation, handling, storage, treatment and disposal of waste and remediation of contaminated sites. We have made, and will continue to make, capital and other expenditures in order to comply with these laws and regulations. These laws and regulations are complex, change frequently and could become more stringent in the future.

      In addition, we may be required to comply with evolving environmental, health and safety laws, regulations or requirements that may be adopted or imposed in the future or to address newly discovered information or conditions that require a response. Although most of our properties have been the subject of environmental site assessments, there can be no assurance that all potential instances of soil and groundwater contamination have been identified, even at those sites where assessments have been conducted. Accordingly, we may discover previously unknown environmental conditions and the cost of remediating such conditions may be material.

OUR BUSINESS DEPENDS UPON THE MAINTENANCE OF OUR PROPRIETARY TECHNOLOGY.

      We depend upon our proprietary technology. We rely principally upon trade secret and copyright laws to protect our proprietary technology. We regularly enter into confidentiality agreements with our key employees, customers and potential customers and limit access to and distribution of our trade secrets and other proprietary information. These measures may not be adequate to prevent misappropriation of our technology or to assure that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. In addition, the laws of other countries in which we operate may not protect our proprietary rights to the same extent as the laws of the United States. We are also subject to the risk of adverse claims and litigation alleging infringement of intellectual property rights.

WE HAVE INCURRED AND WILL CONTINUE TO INCUR INCREASED COSTS AND DEMANDS UPON OUR MANAGEMENT AS A RESULT OF COMPLYING WITH THE LAWS AND REGULATIONS AFFECTING PUBLIC COMPANIES, WHICH COULD AFFECT OUR OPERATING RESULTS AND MAKE IT MORE DIFFICULT TO ATTRACT AND RETAIN QUALIFIED MANAGEMENT.

      As a public company, we have incurred and will continue to incur significant legal, accounting and other expenses, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and the Nasdaq Global Market. The expenses incurred by public companies generally for reporting and corporate governance purposes have increased. These rules and regulations have increased our legal and financial compliance costs and have made some activities more time-consuming and costly. It is possible that these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage than used to be available. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

OUR MANAGEMENT AND OUR FORMER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAVE IDENTIFIED MATERIAL WEAKNESSES IN THE DESIGN AND OPERATION OF OUR INTERNAL CONTROLS, WHICH, IF NOT PROPERLY REMEDIATED, COULD RESULT IN MATERIAL MISSTATEMENTS IN OUR INTERIM AND ANNUAL CONSOLIDATED FINANCIAL STATEMENTS IN FUTURE PERIODS.

      Our management and our former independent registered public accounting firm have identified certain matters that they consider to constitute material weaknesses in the design and operation of our internal control over financial reporting as of September 30, 2006. A material weakness is defined by the Public Company Accounting Oversight Board (United States) as a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. During fiscal year 2005, we reported several material weaknesses in the design and operation of our internal controls over financial reporting. As of September 30, 2006, we had successfully implemented remediation efforts to address these identified material weaknesses, except for our internal controls over accounting for inventory. These control deficiencies inherent in accounting for inventory could result in a misstatement of our inventory and cost of goods sold accounts that could result in a material misstatement to our interim or annual consolidated financial statements that would not be prevented or detected. Although our management is actively engaged in the implementation of remediation efforts to address the material weaknesses in our internal control over financial reporting identified as of September 30, 2006, those efforts may not succeed. If the remedial policies and procedures we implement are insufficient to address the material weaknesses that existed as of September 30, 2006, or if additional material weaknesses in our internal controls exist in the future, we may fail to meet future reporting obligations, our financial statements may contain material misstatements and our operating results may be adversely impacted. Any such failure could also adversely affect our periodic management assessment and annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting, as required by the SEC's rules under Section 404.

THERE ARE RISKS ASSOCIATED WITH THE OPERATION OF OUR MANUFACTURING FACILITIES, WHICH COULD INTERRUPT OR LIMIT OUR MANUFACTURING CAPACITY.

      Our carbon fiber operations utilize high temperature processes, substantial electrical current and industrial gases which can be subject to volatile chemical reactions. We believe that our current plant design and operating procedures minimize operational risks associated with these factors. However, as a result of mechanical or human failure or unforeseen conditions or events related to our manufacturing and engineering processes or otherwise, our manufacturing capacity could be materially limited or temporarily interrupted.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and the information incorporated by reference in this prospectus contain certain statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "expect," "believe," "goal," "plan," "intend," "estimate," and similar expressions and variations thereof are intended to specifically identify forward-looking statements. Those statements appear in this prospectus, any accompanying prospectus supplement and the documents incorporated herein by reference, particularly in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and include statements regarding the intent, belief or current expectations of us, our directors and officers with respect to, among other things: (1) our financial prospects; (2) our growth strategy and operating strategy, including our focus on facilitating acceleration of the introduction and development of mass market applications for carbon fibers; (3) our current and expected future revenue; and (4) our ability to complete financing arrangements that are adequate to fund current operations and our long-term strategy.

      This prospectus, any prospectus supplement and the information incorporated by reference in the prospectus and any prospectus supplement also contain statements that are based on the current expectations of our company. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, our ability to: (1) successfully resolve pending litigation; (2) continue to improve efficiency at our formerly idle manufacturing facilities on a timely and cost-effective basis to meet current order levels for carbon fibers; (3) successfully add new capacity for the production of carbon fiber and precursor raw materials; (4) achieve profitable operations; (5) raise new capital and increase our borrowing at acceptable costs; (6) manage changes in customers' forecasted requirements for our products; (7) continue investing in application and market development; (8) manufacture low-cost carbon fibers and profitably market them; (9) penetrate existing, identified and emerging markets; and (10) manage the risks identified above under "Risk Factors."

      Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

                        PRICE RANGE OF OUR COMMON STOCK

      Our common stock is listed on the Nasdaq Global Market under the symbol "ZOLT." Set forth below are the high and low closing prices as reported by the Nasdaq Global Market for the periods indicated:

                                                                         HIGH       LOW
                                                                        ------     ------
FISCAL YEAR ENDED SEPTEMBER 30, 2005
  First quarter...................................................      $15.40      $8.19
  Second quarter..................................................       19.63      10.58
  Third quarter...................................................       15.00       8.70
  Fourth quarter..................................................       14.00       9.20

FISCAL YEAR ENDED SEPTEMBER 30, 2006
  First quarter...................................................       13.24       8.03
  Second quarter .................................................       24.34       8.38
  Third quarter...................................................       39.74      19.87
  Fourth quarter..................................................       30.47      17.38

FISCAL YEAR ENDING SEPTEMBER 30, 2007
  First quarter...................................................       28.38      18.34
  Second quarter..................................................       37.20      19.67
  Third quarter (through June 20, 2007)...........................       44.70      29.17

      There were approximately 502 holders of record of our common stock as of March 31, 2007.

                                DIVIDEND POLICY

      The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors. Dividends paid in the future are dependent on our earnings, financial condition and other factors. We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends on our common stock in the foreseeable future. We currently intend to retain any future earnings to finance the expansion of our business and for general corporate purposes. Furthermore, the declaration and payment of cash dividends is prohibited without the consent of certain of our lenders. Our board of directors will review our dividend policy from time to time in the future.

                                USE OF PROCEEDS

      Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, including capital expenditures, acquisitions and the repayment of debt.

      From time to time, we discuss potential strategic acquisitions and investments with third parties.

      We will not receive any proceeds from the sale of shares of common stock by the selling shareholders.

              RATIO OF EARNINGS AVAILABLE TO COVER FIXED CHARGES

      The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated is as follows:


                                                                                 SIX MONTHS
                                                                                   ENDED         FISCAL YEAR ENDED SEPTEMBER 30,
                                                                                 MARCH 31,   ---------------------------------------
                                                                                    2007       2006    2005    2004    2003    2002
                                                                                 ---------   -------  ------  ------  ------  ------
Ratio of earnings available to cover fixed charges(1)                                --         --      --      --      --      --
Ratio of earnings available to combined fixed charges and preferred dividends(1)     --         --      --      --      --      --

---------
(1) Due to our losses in fiscal years 2002, 2003, 2004, 2005 and 2006, and the six months ended March 31, 2007, there was a deficiency of earnings to cover fixed charges in each such period. Additional earnings of $12.3 million, $16.9 million, $25.8 million, $42.6 million, $67.6 million and $6.7 million would have been required in each of such periods, respectively, for earnings to cover fixed charges.

      In calculating the ratio of earnings available to cover fixed charges and the ratio of earnings available to cover combined fixed charges and preferred dividends, "earnings" consists of net income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest expense and a portion of rental expense estimated to represent interest.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

         We are authorized to issue 50,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share, which may be issued in one or more series.

COMMON STOCK

         The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then standing for election. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of legally available funds. In the event of our liquidation or dissolution or the winding down of our business, the holders of common stock would share ratably in all remaining assets that are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no statutory conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

PREFERRED STOCK

         We are authorized to issue preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without further shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock.

DIVIDENDS

         We presently intend to retain future earnings, if any, in order to provide funds to finance the expansion of our business and for general corporate purposes. Furthermore, the declaration and payment of cash dividends is prohibited without the consent of certain of our lenders. Future dividends, if any, also will depend, in the discretion of the board of directors, on our earnings, financial condition, capital requirements and other relevant factors.

PROVISIONS REGARDING CERTAIN BUSINESS COMBINATIONS

         CLASSIFICATION OF BOARD OF DIRECTORS. Our bylaws provide for a classified board of directors, with one-third of the entire board of directors being elected each year and with directors serving for terms of three years. Directors are elected by a plurality of votes cast. While this provision promotes stability and continuity of the board of directors, classification of the board of directors may also have the effect of decreasing the number of directors that could otherwise be elected at each annual meeting of shareholders by a person who obtains a controlling interest in our common stock. This could impede a change of control that is opposed by a majority of our board of directors.

         CERTAIN STATUTORY PROVISIONS. We are subject to the business combination provisions under Missouri law, which allow our board of directors to retain discretion over the approval of certain business combinations. We are also subject to the control share acquisition provisions under Missouri law, which place restrictions on the voting rights of an acquiror with respect to any shares of voting stock that increase the acquiror's beneficial ownership to more than specified thresholds unless certain conditions are satisfied. These provisions may make it more difficult for there to be a change of control or for us to enter into certain business combinations than if we were not subject to these provisions.

         Under Missouri law, a person (or persons acting as a group) who acquires 20% or more of the outstanding stock of an "issuing public corporation" without the prior written approval of the board of directors will not have voting rights, unless: (1) such acquiring person satisfies certain statutory disclosure requirements; and (2) the restoration of voting rights to such acquiring person is approved by the issuing public corporation's shareholders. Additional shareholder approval is required to restore voting rights when an acquiring person has acquired one-third and a majority, respectively, of the outstanding stock of the issuing public corporation.

         Missouri law also regulates a broad range of "business combinations" between a "resident domestic corporation" and an "interested shareholder." "Business combination" is defined to include, among other things, mergers, consolidations, share exchanges, asset sales, issuances of stock or rights to purchase stock and certain related party transactions. "Interested shareholder" is defined as a person who: (1) beneficially owns, directly or indirectly, 20% or more of the outstanding voting stock of a resident domestic corporation; or (2) is an affiliate of a resident domestic corporation and at any time within the last five years has beneficially owned 20% or more of the voting stock of such corporation. Missouri law prohibits a resident domestic corporation from engaging in a business combination with an interested shareholder for a period of five years following the date on which the person became an interested shareholder, unless the board of directors approved the business combination before the person became an interested shareholder. Business combinations after the five-year period following the stock acquisition date are permitted only if (1) the board of directors approved the acquisition of the stock prior to the acquisition date, (2) the business combination is approved by the holders of a majority of the outstanding voting stock (other than the interested shareholder), and (3) the consideration to be received by shareholders meets certain statutory requirements with respect to form and amount.

         We believe that we are both an "issuing public corporation" and a "resident domestic corporation" subject to the Missouri takeover statutes described above. Missouri law defines each type of entity as including a Missouri corporation having: (1) 100 or more shareholders; (2) its principal place of business, principal office or substantial assets in Missouri; and (3) certain prescribed percentages of stock ownership by Missouri residents. While we believe we would be subject to such takeover statutes, there can be no assurance that a court ultimately would agree.

LISTING

         Our common stock is listed on the Nasdaq Global Market under the trading symbol "ZOLT."

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our stock is UMB Bank, N.A., St. Louis, Missouri.

                            DESCRIPTION OF WARRANTS

         We may issue warrants, including warrants to purchase preferred stock, common stock or other securities or any combination of the foregoing. Warrants may be issued independently or as part of a unit with any other securities and may be attached to or separate from the underlying securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, as detailed in the prospectus supplement relating to warrants being offered.

         A prospectus supplement relating to any warrants being offered will include specific terms relating to the offering, including a description of any other securities sold together with the warrants. These items will include:

         o      the title of the warrants;

         o      the aggregate number of the warrants;

         o      the price or prices at which the warrants will be issued;

         o the currencies in which the price or prices of the warrants may be payable;

         o the designation, amount, and terms of the common stock, preferred stock or other securities or rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

         o the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

         o if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

         o the price or prices at which the offered securities purchasable upon exercise of the warrants may be purchased;

         o the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

         o the minimum or maximum amount of the warrants that may be exercised at any one time;

         o      any terms relating to the modification of the warrants;

         o      information with respect to book-entry procedures, if any;

         o a discussion of any material federal income tax considerations; and

         o any other material terms of the warrants, including terms, procedures, and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

         Warrants issued for securities other than common stock or preferred stock will not be exercisable until at least one year from the date of sale of the warrant.

         The applicable prospectus supplement will describe the specific terms of any warrant units.

         The descriptions of the warrant agreements in this prospectus and in any prospectus supplement are summaries of the applicable provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the warrants or any warrant units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of the warrants or warrant units and will be available as described under the heading "Where You Can Find More Information."

                        DESCRIPTION OF DEBT SECURITIES

         The following description sets forth some general terms and provisions of the debt securities we may offer, but it is not complete. The particular terms of the debt securities offered and the extent, if any, to which the general provisions may not apply to the debt securities so offered will be described in the prospectus supplement relating to the debt securities. For a more detailed description of the terms of the debt securities, please refer to the indenture relating to the issuance of the particular debt securities.

         Any senior debt securities will be issued under a senior indenture to be entered into between us and the trustee named in the senior indenture. Any subordinated debt securities will be issued under a subordinated indenture to be entered into between us and the trustee named in the subordinated indenture. As used in this registration statement, the term "indentures" refers to both the senior indenture and the subordinated indenture. The indenture(s) will be qualified under the Trust Indenture Act of 1939. As used in this registration statement, the term "debt trustee" refers to either the senior trustee or the subordinated trustee, as applicable.

         The following summaries of the material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities, including the definitions therein of some terms. Except as otherwise indicated, the terms of any senior indenture and subordinated indenture will be identical.

GENERAL

         If applicable, each prospectus supplement will describe the following terms relating to a series of debt securities:

         o      the title of the debt securities;

         o whether the debt securities are senior debt securities or subordinated debt securities and, if they are subordinated debt securities, the terms of subordination;

         o      any limit on the amount of debt securities that may be issued;

         o whether any of the debt securities will be issuable, in whole or in part, in temporary or permanent global form or in the form of book-entry securities;

         o      the maturity dates of the debt securities;

         o the annual interest rates (which may be fixed or variable) or the method for determining the rates and the dates interest will begin to accrue on the debt securities, the dates interest will be payable, and the regular record dates for interest payment dates or the method for determining the dates;

         o the places where payments with respect to the debt securities shall be payable;

         o our right, if any, to defer payment of interest on the debt securities and extend the maximum length of any deferral period;

         o the date, if any, after which, and the prices at which, the series of debt securities may, pursuant to any optional redemption provisions, be redeemed at our option, and other related terms and provisions;

         o the dates, if any, on which, and the prices at which we are obligated, pursuant to any sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of debt securities and other related terms and provisions;

         o the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

         o any mandatory or optional sinking fund or similar provisions with respect to the debt securities;

         o any index used to determine the amount of payments of the principal of, and premium, if any, and interest on, the debt securities and the manner in which the amounts shall be determined;

         o the terms pursuant to which the debt securities are subject to defeasance;

         o the terms and conditions, if any, pursuant to which the debt securities are secured; and

         o      any other material terms of the debt securities.

         The debt securities may be issued as original issue discount securities. An original issue discount security is a debt security, including any zero-coupon debt security, which:

         o is issued at a price lower than the amount payable upon its stated maturity; and

         o provides that, upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity shall become due and payable.

         United States federal income tax considerations applicable to debt securities sold at an original issue discount will be described in the applicable prospectus supplement.

         Under the indentures we will have the ability, without the consent of the holders, to issue debt securities with terms different from those of debt securities previously issued and to reopen a previous issue of a series of debt securities and issue additional debt securities of that series, unless the reopening was restricted when the series was created, in an aggregate principal amount determined by us.

CONVERSION OR EXCHANGE RIGHTS

         The terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock or other of our securities will be detailed in the applicable prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at our option, and may include provisions pursuant to which the number of shares of our common stock or other of our securities to be received by the holders of the series of debt securities would be subject to adjustment.

CONSOLIDATION, MERGER OR SALE OF ASSETS

         The indentures will provide that we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

         o the successor entity, if any, is a corporation, limited liability company, partnership, trust or other entity existing under the laws of the United States, or any State or the District of Columbia;

         o the successor entity assumes our obligations on the debt securities and under the indentures;

         o immediately prior to and after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

         o      certain other conditions are met.

EVENTS OF DEFAULT UNDER THE INDENTURES

         The following will be events of default under the indentures with respect to any series of debt securities issued:

         o failure to pay interest on the debt securities when due, which failure continues for a specified period set forth in the applicable prospectus supplement and the time for payment has not been deferred;

         o failure to pay the principal of or premium on the debt securities, if any, when due;

         o failure to deposit any sinking fund payment, when due, which failure continues for 60 days;

         o failure to observe or perform any other covenant contained in the debt securities or the indentures other than a covenant specifically relating to another series of debt securities, which failure continues for a specified period set forth in the applicable prospectus supplement after we receive notice from the debt trustee or holders of a specified percentage, set forth in the applicable prospectus supplement, of the aggregate principal amount of the outstanding debt securities of that series; or

         o particular events of our bankruptcy, insolvency or reorganization.

         The supplemental indenture or the form of note for a particular series of debt securities may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of debt securities, see the prospectus supplement relating to the series.

         If an event of default with respect to debt securities of any series occurs and is continuing, the debt trustee or the holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us (and to the debt trustee if notice is given by the holders), may declare the unpaid principal of or premium, if any, and accrued interest, if any, on the debt securities of that series due and payable immediately.

         The holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding:

         o payment of principal of or premium, if any, or interest on the debt securities; or

         o those covenants described under the subsection "- Modification of Indenture; Waiver" that cannot be modified or amended without the consent of each holder of any outstanding debt securities affected.

         Any waiver shall cure the default or event of default.

         Subject to the terms of the indentures (as supplemented), if an event of default under an indenture occurs and is continuing, the debt trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the applicable series of debt securities, unless the holders have offered the debt trustee reasonable indemnity. The holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debt trustee, or exercising any trust or power conferred on the debt trustee, with respect to the debt securities of that series, provided that:

         o it is not in conflict with any law or the applicable indenture;

         o the debt trustee may take any other action deemed proper by it that is not inconsistent with the direction;

         o subject to its duties set forth under the applicable indenture, the debt trustee need not take any action that might involve it in personal liability; and

         o in the case of the debt trustee under the senior indenture, subject to its duties set forth under such indenture, the debt trustee need not take any action that it determines, upon the advice of counsel, may not lawfully be taken or in good faith determines would be unduly prejudicial to the holders of the debt securities.

         A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

         o the holder has given written notice to the debt trustee of a continuing event of default with respect to that series;

         o the holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of that series have made written request to the debt trustee, and the holders have offered reasonable indemnity to the debt trustee to institute proceedings; and

         o the debt trustee does not institute a proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within a specified period set forth in the applicable prospectus supplement after the notice, request and offer.

         These limitations will not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal of or premium, if any, or interest on the debt securities.

         We will periodically file statements with the debt trustee regarding our compliance with some of the covenants in the indentures.

MODIFICATION OF INDENTURE; WAIVER

         We and the debt trustee may change an indenture without the consent of any holders with respect to specific matters, including:

         o to fix any ambiguity, defect, or inconsistency in the indenture, provided that such action does not materially adversely affect the interests of any holder of debt securities of any series;

         o to provide for the assumption by a successor person or the acquirer of all or substantially all of our assets or obligations under such indenture;

         o      to evidence and provide for successor trustees;

         o to add, change or eliminate any provision affecting only debt securities not yet issued; and

         o to comply with any requirement of the SEC in connection with qualification of an indenture under the Trust Indenture Act of 1939.

         In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debt trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, the following changes may only be made with the consent of each holder of any outstanding debt securities affected:

         o      extend the fixed maturity of the series of debt securities;

         o change any obligation of ours to pay additional amounts with respect to the debt securities;

         o reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of any debt securities;

         o reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

         o impair the right to enforce any payment on, or with respect to, any debt security;

         o adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, the debt security (if applicable);

         o in the case of the subordinated indenture, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities;

         o if the debt securities are secured, change the terms and conditions pursuant to which the debt securities are secured in a manner adverse to the holders of the secured debt securities;

         o reduce the percentage of principal amount of outstanding debt securities of any series the consent of the holders of which is required for modification or amendment of the applicable indenture or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults; or

         o      modify any of the above provisions.

FORM, EXCHANGE AND TRANSFER

         The debt securities of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures will provide that debt securities of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, unless the prospectus supplement provides otherwise.

         At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

         Subject to the terms of the indentures and the limitations applicable to global securities detailed in the applicable prospectus supplement, debt securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar) at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar and any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

         If the debt securities of any series are to be redeemed, we will not be required to:

         o issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

         o register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except for the unredeemed portion of any debt securities being redeemed in part.

INFORMATION CONCERNING THE DEBT TRUSTEE

         The debt trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only the duties specifically set forth in the indentures and, upon an event of default under an indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debt trustee is under no obligation to exercise any of the powers given to it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The debt trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

PAYMENT AND PAYING AGENTS

         Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt securities on any interest payment date will be made to the person in whose name the debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for the payment of interest.

         Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that, unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in the prospectus supplement, the corporate trust office of the debt trustee in the City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

         All moneys paid by us to a paying agent or the debt trustee for the payment of the principal of, or any premium or interest on, any debt securities which remain unclaimed at the end of two years after the principal, premium, or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

GOVERNING LAW

         Unless otherwise indicated in the applicable prospectus supplement, the indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York except for conflicts of laws provisions and except to the extent that the Trust Indenture Act of 1939 is applicable.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

         Any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to some of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture will not limit the amount of subordinated debt securities that we may issue, nor will it limit us from issuing any other secured or unsecured debt.

BOOK-ENTRY DEBT SECURITIES

         We will make payments on each series of book-entry debt securities to DTC or its nominee as the sole registered owner and holder of the global security. Neither we nor the debt trustee nor any of their agents will be responsible or liable for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC's records relating to the beneficial ownership interests.

         DTC has informed us that, when it receives any payment on a global security, it will immediately, on its book-entry registration and transfer system, credit the accounts of participants with payments in amounts proportionate to their beneficial interests in the global security as shown on DTC's records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices (as is the case with securities held for customer accounts registered in "street name") and will be the sole responsibility of the participants.

         A global security representing a series will be exchanged for certificated debt securities of that series if (a) DTC notifies us that it is unwilling or unable to continue as Depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor within 90 days or (b) we decide that the global security shall be exchangeable. If that occurs, we will issue debt securities of that series in certificated form in exchange for the global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for debt securities of the series equal in principal amount to that beneficial interest and to have those debt securities registered in its name. We would issue the certificates for the debt securities in denominations of $1,000 or any larger amount that is an integral multiple thereof, and we would issue them in registered form only, without coupons.

         DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

                             DESCRIPTION OF UNITS

         We may issue units comprised of one or more of the other classes of securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The units may be issued under unit agreements to be entered into between us and a bank or trust company, as unit agent, as detailed in the prospectus supplement relating to the units being offered. The prospectus supplement will describe:

         o the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

         o a description of the terms of any unit agreement governing the units;

         o a description of the provisions for the payment, settlement, transfer or exchange of the units;

         o a discussion of material federal income tax considerations, if applicable; and

         o whether the units will be issued in fully registered or global form.

         The descriptions of the units in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading "Where You Can Find More Information."

                             SELLING SHAREHOLDERS

         The following table sets forth information as of March 31, 2007 regarding the beneficial ownership of the common stock held by the selling shareholders and the maximum number of shares that may be offered under this prospectus by such selling shareholders. The table is based on information provided by or on behalf of the selling shareholders.

         Because the selling shareholders may sell none, all, or a portion of their shares pursuant to this prospectus, no meaningful estimate can be made as to the amount or percentage of shares that will be held by the selling shareholders after completion of any offering by the selling shareholders.

                                                                                                      MAXIMUM NUMBER OF
                                                                                                     SHARES BENEFICIALLY
                                       SHARES BENEFICIALLY OWNED                                    OWNED IF ALL ELIGIBLE
                                            BEFORE OFFERING                    MAXIMUM                SHARES ARE SOLD
                                    ---------------------------------         NUMBER OF           -------------------------
                                      NUMBER              PERCENTAGE        SHARES TO BE            NUMBER      PERCENTAGE
    NAME                             OF SHARES           OF CLASS (1)      SOLD HEREUNDER         OF SHARES    OF CLASS (1)
    ----                             ---------           ------------      --------------         ---------    ------------
Zsolt Rumy (2)                       6,257,709             21.4%              250,000             6,007,709      20.5%
Linn H. Bealke (3)                     287,900    (7)       1.0%               75,000               212,900        *
James W. Betts (4)                      96,682    (8)        *                 15,000                81,682        *
Charles A. Dill (5)                    244,861    (9)        *                 45,000               199,861        *
Kevin Schott (6)                        40,000   (10)        *                 15,000                25,000        *

----------------
* Less than 1.0%.

(1) Based on 29,248,934 shares of common stock outstanding on March 31, 2007 and, for each selling shareholder, the number of shares subject to options, warrants or conversion rights that may be acquired by such selling shareholder within 60 days of March 31, 2007.
(2) Mr. Rumy is our Chairman of the Board, President and Chief Executive Officer and is a Director of our Company.
(3) Mr. Bealke is a Director of our Company.
(4) Mr. Betts is a Director of our Company.
(5) Mr. Dill is a Director of our Company.
(6) Mr. Schott is our Chief Financial Officer. Prior to becoming our Chief Financial Officer, Mr. Schott served as an independent consultant to our Company from May 2003 to April 2004.
(7) Includes 15,000 shares subject to stock options exercisable within 60 days of March 31, 2007.
(8) Includes 30,000 shares subject to stock options exercisable within 60 days of March 31, 2007.
(9) Includes (i) 30,000 shares subject to stock options exercisable within 60 days of March 31, 2007 and (ii) an aggregate of 28,571 shares deemed to be beneficially owned by Mr. Dill by virtue of his right to convert certain convertible debentures issued by the Company into common stock.
(10) Includes 5,000 shares subject to stock options exercisable within 60 days of March 31, 2007.

                             PLAN OF DISTRIBUTION

         We may sell the offered securities and the selling shareholders may sell the offered common stock in one or more of the following ways:

         o      through an underwriter or underwriters;

         o      through dealers;

         o      through agents;

         o      directly to purchasers, including affiliates of ours; or

         o      through a combination of any of these methods of sale.

         The applicable prospectus supplement will contain the terms of the offerings of any securities. The initial public offering price and any discount or concessions allowed or reallowed to dealers may be changed from time to time. The applicable prospects supplement will contain the expected time of delivery of the securities for which this prospectus is delivered.

         If underwriters are used in the sale of the securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the securities if any are purchased. In connection with the sale of securities, underwriters may receive compensation from us, the selling shareholders or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

         Underwriters, agents or dealers participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The securities may be sold in one or more transactions either at a fixed price or at prices which may be changed based on market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We may also offer and sell the securities in exchange for one or more of our outstanding issues of convertible securities or in satisfaction of indebtedness.

         We and the selling shareholders may indemnify the underwriters, agents or dealers who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933. We and the selling shareholders may also contribute to payments that the underwriters, dealers or agents or any of their controlling persons may be required to make in respect of such liabilities. Underwriters, agents or dealers may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

         If so indicated in a prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. These contracts will be subject only to those conditions contained in the prospectus supplement. The prospectus supplement will also contain the commission payable for solicitation of any of these contracts.

         Offers to purchase securities may be solicited directly by us and sales of securities may be made by us directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of the securities. The terms of any such sales will be described in the prospectus supplement relating to the securities. Except as contained in the applicable prospectus supplement, no director, officer or employee of ours will solicit or receive a commission in connection with the direct sales by us of the securities, although these persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

                                 LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for us by Thompson Coburn LLP.

            CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         On May 21, 2007, we dismissed PricewaterhouseCoopers LLP as our independent registered public accounting firm. Our Audit Committee participated in and approved the decision to change our independent registered public accounting firm. We engaged Grant Thornton LLP as our new independent registered public accounting firm effective as of May 21, 2007. Our engagement of Grant Thornton LLP was approved by our Audit Committee. The reports of PricewaterhouseCoopers LLP on our financial statements for fiscal years 2005 and 2006 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During fiscal years 2005 and 2006 and through May 21, 2007, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their reports on our financial statements for such years. For additional information related to this matter, please refer to our Current Report on Form 8-K filed on May 21, 2007

         In our Annual Report on Form 10-K for fiscal year 2006 and Quarterly Reports on Form 10-Q for the quarters ended December 31, 2006 and March 31, 2007, we reported that we had material weaknesses in our internal control over financial reporting related to the accounting for physical inventory quantities and the accuracy and valuation of inventory. Our Audit Committee and management have discussed these material weaknesses with PricewaterhouseCoopers LLP and have authorized PricewaterhouseCoopers LLP to respond fully to any inquiries about our material weaknesses over financial reporting as may be made by Grant Thornton LLP.

                                    EXPERTS

         Our consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended September 30, 2006 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, our former independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. The SEC's website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

         We have filed with the SEC a registration statement under the Securities Act of 1933 relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement and the documents referred to below under "Incorporation by Reference" are also available on our Internet website, http://www.zoltek.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

                          INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" in this prospectus the information that we file with it. This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus. The information incorporated by reference in this prospectus is accurate only as of the date of the information on the front cover of the applicable document, or such earlier date as is expressly stated or otherwise apparent with respect to such incorporated information in the applicable document, regardless of the time of delivery of this prospectus or any sale of securities.

         This prospectus incorporates by reference the documents listed below, which we have filed with the SEC:

         o our Annual Report on Form 10-K for our fiscal year ended September 30, 2006, filed with the SEC on December 27, 2006, as amended by our Annual Report on Form 10-K/A (Amendment No.
                1), filed with the SEC on January 29, 2007;

         o our Quarterly Report on Form 10-Q for our fiscal quarter ended December 31, 2006, filed with the SEC on February 9, 2007, and our Quarterly Report on Form 10-Q for our fiscal quarter ended March 30, 2007, filed with the SEC on May 10, 2007;

         o our Current Reports on Form 8-K filed with the SEC on October 25, 2006, November 30, 2006, December 18, 2006, December 28,
                2006, April 16, 2007, April 19, 2007 and May 25, 2007; and

         o our Definitive Proxy Statement on Schedule 14A filed with the SEC on February 2, 2007.

         We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than the portions of those made pursuant to Item
2.02 or Item 7.01 of Form 8-K or other information "furnished" to the SEC) between June 22, 2007, the date we filed the registration statement to which this prospectus relates, and the termination of the offering of the securities. These documents may include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any material that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC.

         This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. Neither we nor the selling shareholders have authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

         We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost, a copy of any and all of the information that is incorporated by reference in this prospectus.

         Requests for such documents should be directed to:

                  Attn.  Jill Schmidt
                  Zoltek Companies, Inc.
                  3101 McKelvey Road
                  St. Louis, Missouri 63044
                  Telephone: (314) 291-5110

         You may also access the documents incorporated by reference in this prospectus through our website at www.zoltek.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

                                 $350,000,000



                                [ZOLTEK logo]


                            ZOLTEK COMPANIES, INC.



                                DEBT SECURITIES
                                 COMMON STOCK
                                PREFERRED STOCK
                                   WARRANTS
                                    UNITS


                         ----------------------------

                                  PROSPECTUS

                         ----------------------------









                                          , 2007

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered.


                SEC registration fee                        $ 10,745
                                                             -------
                NASD filing fee                                 *
                                                             -------
                Nasdaq Global Market listing fee                *
                                                             -------
                Transfer agent and registrar fee                *
                                                             -------
                Legal fees and expenses                         *
                                                             -------
                Accounting fees and expenses                    *
                                                             -------
                Miscellaneous                                   *
                                                             -------

                   Total                                    $   *
                                                            ========

-------------
* To be provided by amendment or as an exhibit to a filing with the SEC under
Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Sections 351.355(1) and (2) of the General Business Corporation Law of the State of Missouri provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such person against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Missouri law also provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding. Under Missouri law, a corporation may also provide additional indemnification to any person indemnifiable under subsection (1) or (2) above, provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

         Additionally, Missouri law allows a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for:
(a) any breach of the director's duty of loyalty to the corporation or its shareholders; (b) acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law; (c) declaration and payment of illegal dividends; or (d) any transaction from which the director derived an improper personal benefit, if the corporation has a provision describing such limitation or elimination of the personal liability of its directors in its articles of incorporation.

ITEM 16.  EXHIBITS

         The following exhibits are filed or incorporated by reference as part of this registration statement:

   EXHIBIT NUMBER                                                     DESCRIPTION
---------------------    ------------------------------------------------------------------------------------------------------
        3.1              Restated Articles of Incorporation of the Registrant, filed as Exhibit 3.1 to Registrant's
                         Registration Statement on Form S-1 (Reg. No. 33-51142) and incorporated herein by reference.

        3.2              Restated By-Laws of the Registrant, filed as Exhibit 3.2 to Registrant's Registration Statement on
                         Form S-1 (Reg. No. 33-51142) and incorporated herein by reference.

        4.1              Form of certificate for Common Stock, filed as Exhibit 4.1 to Registrant's Registration Statement on
                         Form S-1 (Reg. No. 33-51142) and incorporated herein by reference.

        4.2              Form of Warrant, dated May 11, 2001, issued to Southwest Bank of St. Louis with respect to 12,500 shares of Registrant's Common Stock, filed as Exhibit 4.2 to Registrant's Annual Report on Form 10-K
                         for the year ended September 30, 2001 and incorporated herein by reference.

        4.3              Subordinated Convertible Debenture Purchase Agreement, dated as of February 13, 2003, by and among
                         Zoltek Companies, Inc. and the investors named therein, filed as Exhibit 4.1 to Registrant's Current
                         Report on Form 8-K dated February 18, 2003 and incorporated herein by reference.

        4.4              Form of Subordinated Debenture, filed as Exhibit 4.2 to Registrant's Current Report on Form 8-K dated
                         February 18, 2003 and incorporated herein by reference.

        4.5              Form of Warrant, filed as Exhibit 4.3 to Registrant's Current Report on Form 8-K dated February 18,
                         2003 and incorporated herein by reference.

        4.6              Securities Purchase Agreement, dated as of December 19, 2003, by and among Zoltek Companies, Inc. and the investors named therein, filed as Exhibit 4.6 to Registrant's Annual Report on Form 10-K for the
                         fiscal year ended September 30, 2003 and incorporated herein by reference.

        4.7              Form of 6% Convertible Debenture, filed as Exhibit 4.7 to Registrant's Annual Report on Form 10-K for
                         the fiscal year ended September 30, 2003 and incorporated herein by reference.

        4.8              Form of Warrant, filed as Exhibit 4.8 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and incorporated herein by reference.

        4.9              Securities Purchase Agreement, dated as of March 11, 2004, by and among Zoltek Companies, Inc. and the investors named therein, filed as Exhibit 4.2 to Registrant's Registration Statement on Form S-3 (Reg.
                         No. 333-115043) and incorporated herein by reference.

        4.10             Form of 6% Convertible Debenture, filed as Exhibit 4.3 to Registrant's Registration Statement on Form
                         S-3 (Reg. No. 333-115043) and incorporated herein by reference.

        4.11             Form of Warrant, filed as Exhibit 4.4 to Registrant's Registration Statement on Form S-3 (Reg. No.
                         333-115043) and incorporated herein by reference.

        4.12             Loan and Warrant Agreement, dated as of October 14, 2004, filed as Exhibit 4.1 to Registrant's Current
                         Report on Form 8-K dated October 19, 2004 and incorporated herein by reference.

        4.13             Security Agreement, dated as of October 14, 2004, filed as Exhibit 4.3 to Registrant's Current Report on Form 8-K dated October 19, 2004 and incorporated herein by reference.

        4.14             Mortgage Agreement, dated as of October 14, 2004, filed as Exhibit 4.4 to Registrant's Current Report on Form 8-K dated October 19, 2004 and incorporated herein by reference.

                                     II-2


        4.15             Form of Warrant, filed as Exhibit 4.5 to Registrant's Current Report on Form 8-K dated October 19,
                         2004 and incorporated herein by reference.

        4.16             Loan and Warrant Agreement, dated as of February 9, 2005, by and among the Registrant, the Lenders and the Agent, filed as Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.

        4.17             Form of Senior Convertible Note, dated as of February 9, 2005, filed as Exhibit 4.2 to the
                         Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.

        4.18             Form of Warrant, dated as of February 9, 2005, filed as Exhibit 4.3 to the Registrant's Quarterly
                         Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.

        4.19             Form of Registration Rights Agreement, dated as of February 9, 2005, filed as Exhibit 4.4 to the
                         Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.

        4.20             Loan and Warrant Agreement, dated as of September 29, 2005, among the Registrant, the Lenders and the
                         Agent, filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference.

        4.21             Form of Note, filed as Exhibit 4.2 to the Registrant's Current Report on Form 8-K dated September 29,
                         2005 and incorporated herein by reference.

        4.22             Form of Warrant, filed as Exhibit 4.3 to the Registrant's Current Report on Form 8-K dated September
                         29, 2005 and incorporated herein by reference.

        4.23             Registration Rights Agreement, dated as of September 30, 2005, by and among the Registrant and the
                         Lenders parties thereto, filed as Exhibit 4.4 to the Registrant's Current Report on Form 8-K dated
                         September 29, 2005 and incorporated herein by reference.

        4.24             Waiver and Consent, dated as of February 3, 2006, by and among the Registrant and the Lender parties thereto, filed as Exhibit 4.5 to the Registrant's Current Report on Form 8-K dated February 6, 2006, and incorporated herein by reference.

        4.25             Amendment No. 1 to Loan and Warrant Agreement and Registration Rights Agreement among the Registrant and the Lender parties thereto, filed as Exhibit 4.2 to the Registrant's Current Report on Form 8-K
                         dated April 28, 2006 and incorporated herein by reference.

        4.26             Form of Note, filed as Exhibit 4.3 to the Registrant's Current Report on Form 8-K dated April 28, 2006 and incorporated herein by reference.

        4.27             Form of Warrant, filed as Exhibit 4.4 to the Registrant's Current Report on Form 8-K dated April 28,
                         2006 and incorporated herein by reference.

        4.28             Amendment No. 2 to Loan and Warrant Agreement and Registration Rights Agreement, dated as of December
                         14, 2006, among the Registrant and the Lenders, filed as Exhibit 4.3 to the Registrant's Current
                         Report on Form 8-K dated December 14, 2006 and incorporated herein by reference.

        4.29             Form of Warrant, filed as Exhibit 4.4 to the Registrant's Current Report on Form 8-K dated December
                         14, 2006 and incorporated herein by reference.

        5.1              Opinion of Thompson Coburn LLP (to be filed by amendment).

        21               Subsidiaries of the Registrant, filed as Exhibit 21 to Registrant's Annual Report on Form 10-K for
                         fiscal year ended September 30, 2000 and incorporated herein by reference.


                                     II-3


        23.1             Consent of PricewaterhouseCoopers LLP.

        23.2             Consent of Thompson Coburn LLP (to be filed by amendment).

        24.1             Powers of Attorney (set forth on signature page hereto).

ITEM 17.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and
                  (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the registrant pursuant to
                  Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

                  (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                  (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

         (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                  (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

                  (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                  (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                  (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(e) The undersigned registrant hereby undertakes:

         (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri on the 22nd day of June, 2007.

                                 ZOLTEK COMPANIES, INC.
                                 (Registrant)

                                 By: /s/ Zsolt Rumy
                                     -----------------------------------------
                                     Zsolt Rumy
                                     Chairman of the Board, President and
                                     Chief Executive Officer

         We, the undersigned officers and directors of Zoltek Companies, Inc., hereby severally and individually constitute and appoint Zsolt Rumy and Kevin Schott and each of them (with full power to act alone), the lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-3 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, the said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents to any and all such amendments and instruments.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                                          TITLE                                DATE
         ---------                                          -----                                ----
/s/ Zsolt Rumy                            Chairman, President, Chief Executive Officer       June 22, 2007
------------------------------------      and Director (Principal Executive Officer)
Zsolt Rumy


/s/ Kevin J. Schott                       Chief Financial Officer                            June 22, 2007
------------------------------------      (Principal Financial Officer and Principal
Kevin J. Schott                           Accounting Officer)


                                          Director                                           June 22, 2007
------------------------------------
Linn H. Bealke

/s/ James W. Betts                        Director                                           June 22, 2007
------------------------------------
James W. Betts

/s/ Charles A. Dill                       Director                                           June 22, 2007
------------------------------------
Charles A. Dill

                                          Director                                           June 22, 2007
------------------------------------
George E. Husman

/s/ Michael D. Latta                      Director                                           June 22, 2007
------------------------------------
Michael D. Latta

                                                         EXHIBIT INDEX

   EXHIBIT NUMBER                                                     DESCRIPTION
---------------------    ------------------------------------------------------------------------------------------------------
        3.1              Restated Articles of Incorporation of the Registrant, filed as Exhibit 3.1 to Registrant's
                         Registration Statement on Form S-1 (Reg. No. 33-51142) and incorporated herein by reference.

        3.2              Restated By-Laws of the Registrant, filed as Exhibit 3.2 to Registrant's Registration Statement on
                         Form S-1 (Reg. No. 33-51142) and incorporated herein by reference.

        4.1              Form of certificate for Common Stock, filed as Exhibit 4.1 to Registrant's Registration Statement on
                         Form S-1 (Reg. No. 33-51142) and incorporated herein by reference.

        4.2              Form of Warrant, dated May 11, 2001, issued to Southwest Bank of St. Louis with respect to 12,500 shares of Registrant's Common Stock, filed as Exhibit 4.2 to Registrant's Annual Report on Form 10-K
                         for the year ended September 30, 2001 and incorporated herein by reference.

        4.3              Subordinated Convertible Debenture Purchase Agreement, dated as of February 13, 2003, by and among
                         Zoltek Companies, Inc. and the investors named therein, filed as Exhibit 4.1 to Registrant's Current
                         Report on Form 8-K dated February 18, 2003 and incorporated herein by reference.

        4.4              Form of Subordinated Debenture, filed as Exhibit 4.2 to Registrant's Current Report on Form 8-K dated
                         February 18, 2003 and incorporated herein by reference.

        4.5              Form of Warrant, filed as Exhibit 4.3 to Registrant's Current Report on Form 8-K dated February 18,
                         2003 and incorporated herein by reference.

        4.6              Securities Purchase Agreement, dated as of December 19, 2003, by and among Zoltek Companies, Inc. and the investors named therein, filed as Exhibit 4.6 to Registrant's Annual Report on Form 10-K for the
                         fiscal year ended September 30, 2003 and incorporated herein by reference.

        4.7              Form of 6% Convertible Debenture, filed as Exhibit 4.7 to Registrant's Annual Report on Form 10-K for
                         the fiscal year ended September 30, 2003 and incorporated herein by reference.

        4.8              Form of Warrant, filed as Exhibit 4.8 to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and incorporated herein by reference.

        4.9              Securities Purchase Agreement, dated as of March 11, 2004, by and among Zoltek Companies, Inc. and the investors named therein, filed as Exhibit 4.2 to Registrant's Registration Statement on Form S-3 (Reg.
                         No. 333-115043) and incorporated herein by reference.

        4.10             Form of 6% Convertible Debenture, filed as Exhibit 4.3 to Registrant's Registration Statement on Form
                         S-3 (Reg. No. 333-115043) and incorporated herein by reference.

        4.11             Form of Warrant, filed as Exhibit 4.4 to Registrant's Registration Statement on Form S-3 (Reg. No.
                         333-115043) and incorporated herein by reference.

        4.12             Loan and Warrant Agreement, dated as of October 14, 2004, filed as Exhibit 4.1 to Registrant's Current
                         Report on Form 8-K dated October 19, 2004 and incorporated herein by reference.

        4.13             Security Agreement, dated as of October 14, 2004, filed as Exhibit 4.3 to Registrant's Current Report on Form 8-K dated October 19, 2004 and incorporated herein by reference.

        4.14             Mortgage Agreement, dated as of October 14, 2004, filed as Exhibit 4.4 to Registrant's Current Report on Form 8-K dated October 19, 2004 and incorporated herein by reference.

        4.15             Form of Warrant, filed as Exhibit 4.5 to Registrant's Current Report on Form 8-K dated October 19,
                         2004 and incorporated herein by reference.




        4.16             Loan and Warrant Agreement, dated as of February 9, 2005, by and among the Registrant, the Lenders and the Agent, filed as Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.

        4.17             Form of Senior Convertible Note, dated as of February 9, 2005, filed as Exhibit 4.2 to the
                         Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.

        4.18             Form of Warrant, dated as of February 9, 2005, filed as Exhibit 4.3 to the Registrant's Quarterly
                         Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.

        4.19             Form of Registration Rights Agreement, dated as of February 9, 2005, filed as Exhibit 4.4 to the
                         Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 and incorporated herein by reference.

        4.20             Loan and Warrant Agreement, dated as of September 29, 2005, among the Registrant, the Lenders and the
                         Agent, filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated September 29, 2005 and incorporated herein by reference.

        4.21             Form of Note, filed as Exhibit 4.2 to the Registrant's Current Report on Form 8-K dated September 29,
                         2005 and incorporated herein by reference.

        4.22             Form of Warrant, filed as Exhibit 4.3 to the Registrant's Current Report on Form 8-K dated September
                         29, 2005 and incorporated herein by reference.

        4.23             Registration Rights Agreement, dated as of September 30, 2005, by and among the Registrant and the
                         Lenders parties thereto, filed as Exhibit 4.4 to the Registrant's Current Report on Form 8-K dated
                         September 29, 2005 and incorporated herein by reference.

        4.24             Waiver and Consent, dated as of February 3, 2006, by and among the Registrant and the Lender parties thereto, filed as Exhibit 4.5 to the Registrant's Current Report on Form 8-K dated February 6, 2006, and incorporated herein by reference.

        4.25             Amendment No. 1 to Loan and Warrant Agreement and Registration Rights Agreement among the Registrant and the Lender parties thereto, filed as Exhibit 4.2 to the Registrant's Current Report on Form 8-K
                         dated April 28, 2006 and incorporated herein by reference.

        4.26             Form of Note, filed as Exhibit 4.3 to the Registrant's Current Report on Form 8-K dated April 28, 2006 and incorporated herein by reference.

        4.27             Form of Warrant, filed as Exhibit 4.4 to the Registrant's Current Report on Form 8-K dated April 28,
                         2006 and incorporated herein by reference.

        4.28             Amendment No. 2 to Loan and Warrant Agreement and Registration Rights Agreement, dated as of December
                         14, 2006, among the Registrant and the Lenders, filed as Exhibit 4.3 to the Registrant's Current
                         Report on Form 8-K dated December 14, 2006 and incorporated herein by reference.

        4.29             Form of Warrant, filed as Exhibit 4.4 to the Registrant's Current Report on Form 8-K dated December
                         14, 2006 and incorporated herein by reference.

        5.1              Opinion of Thompson Coburn LLP (to be filed by amendment).

        21               Subsidiaries of the Registrant, filed as Exhibit 21 to Registrant's Annual Report on Form 10-K for
                         fiscal year ended September 30, 2000 and incorporated herein by reference.

        23.1             Consent of PricewaterhouseCoopers LLP.

        23.2             Consent of Thompson Coburn LLP (to be filed by amendment).

        24.1             Powers of Attorney (set forth on signature page hereto).